Exhibit 99.1

Talon International, Inc. Reports

Fourth Quarter and Year-End Financial Results for 2012

LOS ANGELES, Calif. — March 27, 2013 — Talon International, Inc. (OTCQB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the fourth quarter and year ended December 31, 2012.

Highlights

•	Sales in the fourth quarter of 2012 – $11.4 million; 10.7% greater than the same period in 2011.
•	Sales in 2012 of $44.6 million – a 7.0% increase over 2011.
•	Gross profit for 2012 – 32.4% of Sales; increasing $1.3 million from 2011.

Financial Results

“We are pleased with the sales gains achieved this quarter and throughout 2012,” said Lonnie Schnell, Talon’s Chief Executive Officer.  “The gains evidence important strategic wins in each of our product divisions as we build upon our global brand nominations, particularly in new regions within the U.S. as well as our growth within the European marketplace.”

Total sales for the fourth quarter ended December 31, 2012 were $11.4 million, reflecting a 10.7% increase above the same period in 2011. Total sales for the quarter include $5.0 million in Zipper sales, up approximately 4.2%, and $6.4 million in Trim sales, increasing 16.4% over the same period within 2011.  Total sales for the year ended December 31, 2012 were $44.6 million, reflecting a 7.0% year-over-year increase from 2011.  Total sales for the year ended December 31, 2012 include Zipper sales of $22.1 million, as compared to $22.6 million for the same period in 2011; and Trim sales of $22.5 million in 2012, reflecting an increase from $19.0 million for the full year as compared to 2011.  The sales gains reflect the addition of new specialty retail brands and new programs within key customer accounts.  These gains were partially offset by declines in the sales to mass merchandise and licensing customers.  “Our sales efforts continue to focus on increasing sales to specialty apparel customers and to the private label brands within our mass merchandise customers. Our sales strength is with customers who demand superior quality, service, and product value,” noted Mr. Schnell.

Gross profit for the quarter ended December 31, 2012 was $3.7 million or 32.3% of sales, as compared to $3.4 million for the same quarter in 2011. Gross profit for the year ended December 31, 2012 was $14.5 million or 32.4% of sales, as compared to $13.2 million for the year in 2011. The gross profit increases for the quarter and year ended December 31, 2012 as compared to the same periods in 2011 were principally attributable to higher sales, an improved mix of higher-margin trim product sales, and a greater mix of sales to specialty retailers as opposed to discount mass merchandisers.

Operating expenses for the fourth quarter of 2012 were $3.6 million reflecting an increase of approximately $0.9 million from the operating expenses during the fourth quarter of 2011. Operating expenses for the year ended December 31, 2012 were $13.5 million, reflecting an increase of $1.6 million over the expenses for the year 2011.  Sales and marketing expenses for the quarter ended December 31, 2012 were $1.5 million and general and administrative expenses totaled $2.1 million.  Sales and marketing expenses for the year ended December 31, 2012 were $5.0 million and general and administrative expenses for the year totaled $8.5 million.  Sales and marketing expenses for the quarter and year ended December 31, 2012 increased $0.3 million and $0.7 million, respectively, over the same periods in 2011.  The increased spending was directly associated with expanding and strengthening sales offices and positions within the U.S., Europe and Asia.  General and administrative expenses for the quarter and year ended December 31, 2012 increased $0.6 million and $0.9 million, respectively, over the same periods in 2011.  The increased spending in general and administrative expenses included higher legal costs of $344,000 to maintain and defend our patent and trademark filings worldwide; and $201,000 in professional fees to advisors and board members in connection with an ad hoc committee of our Board.  Operating expenses in 2011 included non-recurring benefits of $381,000 associated with claims settled principally during the fourth quarter from operations discontinued in 2006.

The provision for income taxes for the three months ended December 31, 2012 was $92,000, as compared to $129,000 for the same period in 2011. For the year ended December 31, 2012 the provision for income taxes was $268,000 as compared to $486,000 for the same period in 2011. The provision for income taxes for the year ended December 31, 2012 includes the reversal of a tax accrual of $196,000 established in 2007 for foreign tax positions that might have been subject to reversal upon a regulatory review.  During the first quarter of 2012, the time limit for assessment of these tax positions expired and the liability was removed.

The net income for the quarter ended December 31, 2012 was $27,000 as compared to net income of $600,000 for the same quarter in 2011. The net income for the year ended December 31, 2012 was $679,000 as compared to a net income of $729,000 for the same period in 2011.

Forward Looking Statements
This release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on market growth, changing trends in apparel retailing, new product introductions, and the Company’s ability to execute on its sales strategies, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, competition and capital requirements.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call
Talon International will hold a conference call on Wednesday, March 27, 2013, to discuss its fourth quarter and year-end financial results for 2012. Talon’s CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.
To participate, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Wednesday, March 27, 2013
Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Domestic callers: 1-877-317-6789
International callers: 1-412-317-6789
Conference ID#: TALON

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until April 24, 2013.  The toll-free replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international.  Pin number 10026749.

About Talon International, Inc.

Talon International, Inc. is a major supplier of customer zippers, complete trim solutions and stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide.  Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands all under its trademark and world renowned brands, Talon®, and TekFit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, J.C. Penney, Fat Face, Victoria’s Secret, Wal-Mart, Tom Tailor, Phillips-Van Heusen, Juicy Couture, and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, India, Indonesia and Bangladesh.

Company Contact

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Audited)
	2012	2011	2012	2011
Net sales	$11,386,356	$10,283,385	$44,600,872	$41,668,507
Cost of goods sold	7,706,312	6,861,297	30,140,471	28,464,741
Gross profit	3,680,044	3,422,088	14,460,401	13,203,766

Sales and marketing expenses	1,505,013	1,158,965	4,974,037	4,260,609
General and administrative expenses	2,056,027	1,477,053	8,491,596	7,603,909
Total operating expenses	3,561,040	2,636,018	13,465,633	11,864,518

Income from operations	119,004	786,070	994,768	1,339,248
Interest expense, net	(402)	56,881	47,308	123,998
Income before provision for income taxes	119,406	729,189	947,460	1,215,250
Provision for income taxes	92,428	129,433	268,113	486,117
Net income	$26,978	$599,756	$679,347	$729,133

Available to Preferred Shareholders:
Series B Preferred Stock Liquidation Preference Increase	(889,221)	(775,190)	(3,307,478)	(2,851,274)
Loss applicable to Common Shareholders	$(862,243)	$(175,434)	$(2,628,131)	$(2,122,141)

Per share amounts:
Net income (loss) per share	$0.00	$0.03	$0.03	$0.04
Available to Preferred Shareholders	(0.04)	(0.04)	(0.15)	(0.14)
Basic and diluted net income (loss) per share applicable to Common Shareholders	$(0.04)	$(0.01)	$(0.12)	$(0.10)
Weighted average number of common shares outstanding – Basic and diluted	23,400,808	21,000,808	22,458,185	20,567,640

Net income	$26,978	$599,756	$679,347	$729,133
Other comprehensive income -
Foreign currency translation	15,981	33,793	5,253	31,474
Total comprehensive income	$42,959	$633,549	$684,600	$760,607

 TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS
(Audited)

	December 31, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$8,927,333	$5,749,341
Accounts receivable, net	3,635,136	3,777,771
Inventories, net	730,503	1,076,522
Prepaid expenses and other current assets	456,460	314,761
Total current assets	13,749,432	10,918,395

Property and equipment, net	763,770	1,092,609
Intangible assets, net	4,279,943	4,110,751
Other assets	182,671	236,411
Total assets	$18,975,816	$16,358,166

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$7,866,662	$6,607,041
Accrued expenses	2,023,535	1,543,465
Notes payable to related parties	-	239,942
Other notes and current portion of capital lease obligations	3,247	73,148
Total current liabilities	9,893,444	8,463,596

Capital lease obligations, net of current portion	-	10,461
Deferred income taxes	945,543	751,148
Other liabilities	186,051	379,803
Total liabilities	11,025,038	9,605,008

Series B Convertible Preferred Stock, $0.001 par value; 407,160 shares authorized, issued and outstanding	23,979,216	20,671,738

Stockholders’ Equity (Deficit):
Series A Preferred Stock, $0.001 par value; 250,000 shares authorized; no shares issued or outstanding	-	-
Common Stock, $0.01 par value, 100,000,000 shares authorized; 23,400,808 and 21,000,808 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	23,401	21,001
Additional paid-in capital	58,458,731	57,948,111
Accumulated deficit	(74,578,052)	(71,949,921)
Accumulated other comprehensive income	67,482	62,229
Total stockholders’ equity (deficit)	(16,028,438)	(13,918,580)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$18,975,816	$16,358,166